Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement filed by Old Line Bancshares, Inc. on Form S-4, as amended by this Pre-Effective Amendment No. 1 on Form S-4/A, of our report dated March 21, 2012 with respect to the consolidated financial statements of WSB Holdings, Inc. which appears in the Annual Report on Form 10-K of WSB Holdings, Inc. for the year ended December 31, 2011.  We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Stegman & Company

Baltimore, Maryland
December 20, 2012